EV Energy Partners Announces Second Quarter 2010 Results and
Agreement to Acquire Mid-Continent Oil and Gas Properties

HOUSTON, August 9, 2010 (MARKETWIRE) — EV Energy Partners, L.P. (Nasdaq:EVEP) today announced results for the second quarter 2010 and filed its Form 10-Q with the Securities and Exchange Commission.  In addition, EVEP announced it has signed an agreement to acquire oil and natural gas properties and related assets in the Mid-Continent region from Petrohawk Energy Corporation (NYSE: HK) for $123 million.

Second Quarter 2010 Results

Adjusted EBITDA for the quarter was $37.1 million, a 12 percent increase over the second quarter of 2009 and a 15 percent increase versus the first quarter of 2010.  Distributable Cash Flow for the quarter was $23.1 million, a 28 percent increase over the second quarter of 2009 and a 15 percent increase versus the first quarter of 2010.  Adjusted EBITDA and Distributable Cash Flow are described in the attached table under “Non-GAAP Measures”.

For the quarter ended June 30, 2010, EVEP produced 4.7 Bcf of natural gas, 171 MBbls of crude oil and 178 MBbls of natural gas liquids, or 6.83 Bcfe.  This represents a 16 percent increase from second quarter 2009 production of 5.9 Bcfe and a 17 percent increase from the first quarter 2010 production of 5.8 Bcfe, primarily due to the Appalachian Basin acquisition closed on March 30, 2010.

EVEP reported net income of $16.3 million, or $0.50 per basic and diluted weighted average limited partner unit outstanding, for the second quarter of 2010.  Included in net income were $2.2 million of non-cash net unrealized losses on commodity and interest rate derivatives and $1.0 million of non-cash costs contained in general and administrative expenses.  Other items contained in net income included a $4.4 million gain on sale of certain unproved acreage and a $2.3 million non-cash charge to lease operating expenses related to oil in tanks purchased in connection with the Appalachian Basin acquisition closed in March 2010.  For the second quarter of 2009, net loss was $31.6 million, or $1.93 per basic and diluted weighted average limited partner unit outstanding, which included $44.5 million of non-cash net unrealized losses on commodity and interest rate derivatives and $0.7 million of non-cash costs contained in general and administrative expenses.  For the first quarter of 2010, net income was $46.1 million, or $1.68 per basic and diluted weighted average limited partner unit outstanding, which included $32.7 million of non-cash net unrealized gains on commodity and interest rate derivatives and $1.1 million of non-cash costs contained in general and administrative expenses.

The $2.2 million non-cash net unrealized losses on derivatives for the second quarter of 2010 was primarily due to increases in future oil prices partially offset by decreases in future natural gas prices that occurred from April 1, 2010 to June 30, 2010 and the effect of such price movements on the mark-to-market valuation of EVEP’s outstanding commodity derivatives which extend through August 2014.

John Walker, Chairman and CEO said, "We have successfully integrated our two Appalachian Basin acquisitions and continue our aggressive and disciplined acquisition efforts, including the acquisition we are announcing today.”

Acquisition Overview

The Mid-Continent region acquisition announced today has been approved by EVEP’s Board of Directors and is expected to close by the end of September 2010 and is subject to customary closing conditions and purchase price adjustments.

The acquisition is comprised of wells producing in the Anadarko basin, Arkoma basin, and East Texas from several different geological horizons.

The properties, and EVEP's share of reserves and production, include:

-	Current daily production net to EVEP's interest of approximately 15.5 MMCFE
-	Estimated proved reserves as of July 1, 2010, net to EVEP, (based on recent strip prices) of approximately 74.5 BCFE.

-	69 percent proved developed producing (51.6 BCFE)
-	86 percent natural gas and 14 percent crude oil
-	Approximately 44% of proved reserves are operated
-	Over 1,200 wells (approximately 200 operated)
-	Reserves-to-production ratio of 13.2 years
-	Over 70 behind pipe and proved undeveloped drilling locations currently identified
-	Significant value-adding potential in established hydrocarbon basins

Mark Houser, President and COO, said, "This acquisition builds on our existing positions in Oklahoma and East Texas, consistent with our strategy of building core areas. It provides EVEP with additional long-life base production and excellent development drilling opportunities and unproved upside.”

For 2010 from the date of closing, EVEP expects the following for the properties to be acquired:

Net Daily Production Rate:
Natural gas (Mcf/d)	12,600 - 14,300
Crude oil (Bbls/d)	375 - 425
Total (Mcfe/d)	14,850 - 16,850
Price Differentials vs. NYMEX:
Natural gas (% of NYMEX Natural gas)	89% - 97%
Crude oil (% of NYMEX Crude oil)	90% - 98%
Lease operating expenses ($/Mcfe)	1.45 - 1.75
Production and other taxes (% revenues)	5.3% - 6.3%
Incremental monthly general & administrative expense ($thous)	65 - 75

In conjunction with the acquisition, and consistent with its strategy of hedging a significant percentage of its production, EVEP intends to enter into arrangements to hedge a substantial portion of the acquired production volumes at or prior to closing.

 Quarterly Report on Form 10-Q

EVEP’s financial statements and related footnotes are available on our second quarter 2010 Form 10-Q, which was filed today and is available through the Investor Relations/SEC Filings section of the EVEP web site at http://www.evenergypartners.com.

Conference Call

As announced on August 6, 2010, EV Energy Partners, L.P. will host an investor conference call Tuesday, August 10, 2010 at 10 am (Eastern Time).  Investors interested in participating in the call may dial (480) 629-9643 and ask for the EV Energy Partners call at least 5 minutes prior to the start time, or may listen live over the internet through the Investor Relations section of the EVEP web site at http://www.evenergypartners.com .

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at http://www.evenergypartners.com .

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission available from us at www.evenergypartners.com or from the Securities and Exchange Commission at www.sec.gov. In filings with the SEC, we are required to report proved reserves as defined in Regulation S-X under the Securities Act. In general, Regulation S-X requires that in calculating proved reserves we use the unweighted average of the price of crude oil and natural gas on the first day of each month for the twelve months prior to the date of the report, without escalation. The reserves described above in this press release were calculated using forward strip prices. The estimated net proved reserves attributable to the properties being acquired by the partnership using the unweighted average prices for the twelve months ended June 30, 2010 of $4.10 per MMBTU of natural gas and $75.76 per barrel of crude oil as required by Regulation S-X are 68.1 BCFE.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Operating Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Production data:
Oil (MBbls)	171	127	297	254
Natural gas liquids (MBbls)	178	186	360	400
Natural gas (MMcf)	4,734	4,017	8,719	7,980
Net production (MMcfe)	6,831	5,893	12,665	11,903

Average sales price per unit (1):
Oil (Bbl)	$73.20	$54.16	$73.73	$44.15
Natural gas liquids (Bbl)	40.23	27.95	42.91	25.81
Natural gas (Mcf)	4.16	3.26	4.66	3.71
Mcfe	5.77	4.27	6.16	4.30

Average unit cost per Mcfe:
Production costs:
Lease operating expenses (2)	$2.18	$1.61	$2.08	$1.74
Production taxes	0.24	0.21	0.30	0.22
Total	2.42	1.82	2.38	1.96
Asset retirement obligations accretion expense	0.11	0.10	0.10	0.09
Depreciation, depletion and amortization	1.97	2.16	2.02	2.22
General and administrative expenses	0.85	0.69	0.83	0.70

(1) Prior to $16.0 and $21.2 million of net commodity derivative gains for the three months ended June 30, 2010 and June 30, 2009, respectively and $26.2 and $40.7 for the six months ended June 30, 2010 and June 30, 2009, respectively.
(2) Lease operating expenses for the three and six months ended June 30, 2010 include $2.3 million or $0.34 per mcfe and $2.5 million or $0.20 per mcfe, respectively of non-cash charges related to oil in tanks purchased in connection with the Appalachian Basin acquisitions closed during the fourth quarter of 2009 and the first quarter of 2010.

Unaudited Condensed Consolidated Balance Sheets
($ in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$17,292	$18,806
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	17,250	14,599
Related party	4,401	2,881
Other	1,097	1,034
Assets held for sale	3,116	-
Derivative asset	48,009	26,733
Other current assets	748	625
Total current assets	91,913	64,678

Oil and natural gas properties, net of accumulated depreciation, depletion and amortization; June 30, 2010, $147,290; December 31, 2009, $121,970	907,208	771,752
Other property, net of accumulated depreciation and amortization; June 30, 2010, $365; December 31, 2009, $319	1,732	742
Long-term derivative asset	76,270	68,549
Other assets	1,717	1,984
Total assets	$1,078,840	$907,705

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$12,600	$10,310
Derivative liability	715	1,543
Total current liabilities	13,315	11,853

Asset retirement obligations	54,949	42,533
Long-term debt	345,000	302,000
Long-term liabilities	1,174	3,212
Long–term derivative liability	-	676

Commitments and contingencies

Owners’ equity
Common unitholders	667,055	548,160
General partner interest	(2,653)	(729)
Total owners' equity	664,402	547,431
Total liabilities and owners' equity	$1,078,840	$907,705

Unaudited Condensed Consolidated Statements of Operations
($ in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Oil, natural gas and natural gas liquids revenues	$39,431	$25,156	$78,027	$51,163
Transportation and marketing–related revenues	1,476	1,832	3,054	5,050
Total revenues	40,907	26,988	81,081	56,213

Operating costs and expenses:
Lease operating expenses	14,869	9,507	26,301	20,654
Cost of purchased natural gas	1,095	975	2,315	2,451
Production taxes	1,673	1,216	3,800	2,643
Asset retirement obligations accretion expense	764	570	1,274	1,014
Depreciation, depletion and amortization	13,436	12,737	25,520	26,369
General and administrative expenses	5,825	4,098	10,549	8,351
Gain on sale of oil and natural gas properties	(4,388)	-	(3,824)	-
Total operating costs and expenses	33,274	29,103	65,935	61,482

Operating income (loss)	7,633	(2,115)	15,146	(5,269)

Other income (expense), net:
Realized gains on mark-to-market derivatives, net	13,901	19,037	21,866	36,760
Unrealized (losses) gains on mark-to-market derivatives, net	(2,158)	(44,500)	30,502	(17,832)
Interest expense	(3,269)	(3,968)	(5,372)	(6,844)
Other income (expense), net	252	(52)	393	(44)
Total other income (expense), net	8,726	(29,483)	47,389	12,040

Income (loss) before income taxes	16,359	(31,598)	62,535	6,771
Income taxes	(79)	(32)	(131)	(57)
Net income (loss)	$16,280	$(31,630)	$62,404	$6,714
General partner’s interest in net income (loss), including incentive distribution rights	$2,624	$1,063	$5,836	$3,183
Limited partners’ interest in net income (loss)	$13,656	$(32,693)	$56,568	$3,531

Net income (loss) per limited partner unit:
Basic	$0.50	$(1.93)	$2.14	$0.21
Diluted	$0.50	$(1.93)	$2.14	$0.21
Weighted average limited partner units outstanding:
Basic	27,210	16,926	26,403	16,572
Diluted	27,264	16,926	26,438	16,572

Unaudited Condensed Consolidated Statements of Cash Flows
(in $ thousands)

	Six Months Ended June 30,
	2010	2009

Cash flows from operating activities:
Net income	$62,404	$6,714
Adjustments to reconcile net income to net cash flows provided by operating activities:
Asset retirement obligations accretion expense	1,274	1,014
Depreciation, depletion and amortization	25,520	26,369
Equity–based compensation	2,103	1,300
Gain on sale of oil and natural gas properties	(3,824)	-
Unrealized (gains) losses on derivatives, net	(30,502)	17,832
Amortization of deferred loan costs	275	526
Other	(1)	148
Changes in operating assets and liabilities:
Accounts receivable	(4,098)	7,057
Prepaid expenses and other current assets	2,625	114
Other assets	-	(1)
Accounts payable and accrued liabilities	879	(1,796)
Deferred revenues	-	(4,120)
Lont-term liabilities	(734)	-
Other	(119)	35
Net cash flows provided by operating activities	55,802	55,192

Cash flows from investing activities:
Acquisition of oil and natural gas properties	(147,769)	-
Deposit on acquisition of oil and natural gas properties	-	(1,218)
Development of oil and natural gas properties	(8,170)	(8,983)
Proceeds from sale of oil and natural gas properties	4,471	-
Net cash flows used in investing activities	(151,468)	(10,201)

Cash flows from financing activities:
Long-term debt borrowings	138,000	-
Repayment of long-term debt borrowings	(95,000)	(115,000)
Loan costs incurred	(8)	-
Proceeds from public equity offering, net of underwriters discount	92,770	78,649
Offering costs	(154)	(219)
Contribution from general partner	1,977	1,641
Distributions to partners	(43,433)	(27,650)
Net cash flows provided by (used in) financing activities	94,152	(62,579)

Decrease in cash and cash equivalents	(1,514)	(17,588)
Cash and cash equivalents – beginning of period	18,806	41,628
Cash and cash equivalents – end of period	$17,292	$24,040

Non GAAP Measures

We define Adjusted EBITDA as net income (loss) plus income taxes, interest expense, net, realized losses on interest rate swaps, depreciation, depletion and amortization, asset retirement obligations accretion expense, non-cash losses (gains) on derivatives, non-cash equity compensation expense, amortization of premiums on derivatives, gain on sale of oil and natural gas properties and other non-cash expenses.  Distributable Cash Flow is defined as Adjusted EBITDA less income taxes, interest expense, net, realized losses on interest rate swaps, amortization of premiums on derivatives and estimated maintenance capital expenditures.

Adjusted EBITDA and Distributable Cash Flow are used by our management to provide additional information and metrics relative to the performance of our business, including (prior to the creation of any reserves) the cash available to pay distributions to our unitholders.   These financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  Adjusted EBITDA and Distributable Cash Flow are also quantitative standards used throughout the investment community with respect to performance of publicly-traded partnerships.  Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA and Distributable Cash Flow exclude some, but not all, items that effect net income and operating income and these measures may vary among companies.  Therefore, our Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
(in $ thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income (loss)	$16,280	$(31,630)	$62,404	$6,714
Add:
Income taxes	79	32	131	57
Interest expense, net	3,264	3,927	5,340	6,728
Realized losses on interest rate swaps	2,143	2,125	4,301	3,974
Depreciation, depletion and amortization	13,436	12,737	25,520	26,369
Asset retirement obligation accretion expense	764	570	1,274	1,014
Non-cash losses (gains) on derivatives	2,158	44,500	(30,502)	17,832
Non-cash equity compensation expense	1,037	681	2,103	1,300
Amortization of premiums on derivatives	-	116	-	190
Gain on sale of oil and natural gas properties	(4,388)	-	(3,824)	-
Non-cash charges related to oil in tanks from 2009 and 2010 Appalachian Basin acquisitions included in lease operating expense	2,302	-	2,542	-
Adjusted EBITDA	$37,075	$33,058	$69,289	$64,178

Less:
Income taxes	79	32	131	57
Interest expense, net	3,264	3,927	5,340	6,728
Realized losses on interest rate swaps	2,143	2,125	4,301	3,974
Amortization of premiums on derivatives	-	116	-	190
Estimated maintenance capital expenditures (1)	8,539	8,840	16,414	18,440
Distributable Cash Flow	$23,050	$18,018	$43,104	$34,789

(1) Estimated maintenance capital expenditures are those expenditures estimated to be necessary to maintain the production levels of our oil and gas properties over the long term and the operating capacity of our other assets over the long term.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com